NEWS RELEASE FOR IMMEDIATE RELEASE

VITAL SIGNS, INC. ANNOUNCES 15% INCREASE IN QUARTERLY EARNINGS PER SHARE FROM CONTINUING OPERATIONS

TOTOWA, N.J., August 9, 2005 – Highlights for the third quarter of fiscal 2005:

•	Earnings per share from continuing operations increased 15% to $0.54
•	Anesthesia net revenues increased 16.0%, fueled by successful integration of the acquisition of the Baxter Disposable Airway product line
•	Net cash provided from operations totaled $9.0 million
•	Modifies guidance to $2.06 to $2.10 per share

VITAL SIGNS, INC. (NASDAQ: VITL) today announced sales and earnings for the quarter ended June 30, 2005.

For the third quarter of fiscal 2005, earnings per share from continuing operations increased 15% to $.54 per share, compared to $.47 per share for the third quarter of fiscal 2004. Earnings from continuing operations increased to $6,891,000 compared to $6,029,000 for the third quarter of fiscal 2004.

Net revenues for the third quarter of fiscal 2005 increased 6.6% to $48,692,000 compared to $45,671,000 in the comparable period last year. Following are the net revenues by business segment for the third quarter of fiscal 2005 compared to the third quarter of fiscal 2004 (in thousands of dollars):

	NET REVENUES BY BUSINESS SEGMENT
	FOR THE THREE MONTHS ENDED JUNE 30,
	2005	2004	PERCENT CHANGE
Anesthesia	$ 24,038	$ 20,716	16.0%
Respiratory/Critical Care	10,515	10,132	3.8%
Sleep	10,331	10,976	(5.9)%
Pharmaceutical Technology Services	3,808	3,847	(1.0)%
Net Revenues	$ 48,692	$ 45,671	6.6%

Anesthesia net revenues increased 16.0% resulting from $2,480,000 of additional sales generated by the acquisition of the Baxter disposable airway management product line and a 41.7% increase in sales of Limb-Θ™, our patented anesthesia circuit. Respiratory/Critical Care net revenues increased 3.8%. The most significant factors were increases in sales of our ABG and Broselow-Luten System products.

Net revenues in the Sleep business segment declined 5.9%. Net revenues at Sleep Services of America (SSA), the Company’s domestic sleep disorder diagnostic business, decreased 1.9%. However diagnostic revenues (which account for 90% of SSA’s revenue) returned to the same levels as the third quarter of fiscal 2004. SSA has experienced a 17.0% sales increase in the continuing sleep diagnostic centers over the same period last year. Revenues for Breas, our European manufacturer of personal ventilators and CPAP devices, decreased 8.6%. Breas revenues were negatively affected by the inability to receive a critical component in sufficient quantity creating shipping delays. Revenues from these new products are expected to begin in the quarter ending September 30, 2005.

Revenues in the Pharmaceutical Technology Services segment remained consistent with the $3.8 million realized in the comparable period last year.

Net income increased 15.1% to $7,018,000 for the three month period ended June 30, 2005, compared to $6,098,000 for the comparable period last year. Fully diluted earnings per share were $.55 per share in the three month period ended June 30, 2005, and $.48 per share for the comparable period last year.

For the three months ended June 30, 2005, the Company re-purchased 31,700 shares of its common stock for $1,342,000. Net cash provided from operations for the three months ended June 30, 2005, was approximately $9.0 million.

Terry Wall, Chief Executive Officer of Vital Signs, commented, “We are pleased by the progress on integration of the Baxter disposable airways product line into our core anesthesia segment, which along with the continued performance of our traditional anesthesia products gave us a 16% revenue increase over last year. We are also encouraged by the 3.8% increase in our Respiratory/Critical Care segment, which has reversed a trend of declines in previous quarters. Despite a decrease in the overall performance of our Sleep segment, the performance at Sleep Services of America has improved as diagnostic revenues have returned to historical levels with profitability improvements. However, delays in bringing the new Breas products to market have caused a decrease in Breas revenues over the comparable quarter last year. “

Net revenues for the nine month period ended June 30, 2005, increased 3.9% to $141,418,000 as compared to $136,156,000 in the comparable period last year. Following are the net revenues by business segment for the nine month period ended June 30, 2005, compared to the nine month period ended June 30, 2005 (in thousands of dollars):

	NET REVENUES BY BUSINESS SEGMENT
	FOR THE NINE MONTHS ENDED JUNE 30,
	2005	2004	PERCENT CHANGE
Anesthesia	$ 65,489	$ 58,715	11.5%
Respiratory/Critical Care	31,714	31,919	(0.6)%
Sleep	31,862	34,152	(6.7)%
Pharmaceutical Technology Services	12,353	11,370	8.6%
Net Revenues	$ 141,418	$ 136,156	3.9%

Net income increased 12.1% to $18,576,000 for the nine month period ended June 30, 2005, compared to $16,565,000 for the comparable period last year. Fully diluted earnings per share were $1.45 per share in the nine month period ended June 30, 2005, and $1.28 per share for the comparable period last year.

Terry Wall , CEO of Vital Signs commented: “We have modified our guidance on fully diluted earnings per share from continuing operations for fiscal 2005 to be between $2.06 and $2.10 per share, which would be approximately a 20% to 22% increase over fiscal 2004 results.”

On August 4, 2005, the Board approved a quarterly dividend of $0.07 per share, payable on August 31, 2005, to shareholders of record on August 24, 2005.

All statements in this press release (including without limitation our guidance with respect to projected full-year 2005 results, the timing of the introduction and the market acceptance for the new Breas and other products and the impact of the Baxter acquisition), other than historical statements, constitute Forward Looking Statements under the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements as a result of a variety of risks and uncertainties, including risks associated with unanticipated delays in bringing products to market, regulatory approvals of new products, market conditions, and competitive responses as well as other factors referred to by Vital Signs in its Annual Report on Form 10-K for the year ended September 30, 2004.

Vital Signs, Inc. and its subsidiaries design, manufacture and market primarily single-use medical products for the anesthesia, respiratory/critical care and sleep/ventilation markets, achieving the number one market share position in five of its major product categories. In addition, Vital Signs provides pharmaceutical technology services to the pharmaceutical and medical device industry. Vital Signs is ISO 9001 certified and has CE Mark approval for its products.

FOR FURTHER INFORMATION, CONTACT:	Terry D. Wall, President or

William Craig, Chief Financial Officer

(973) 790-1330

http://www.vital-signs.com

VITAL SIGNS, INC.

FINANCIAL HIGHLIGHTS

STATEMENT OF INCOME

(In Thousands, Except Per Share Amounts)

(Unaudited)

	THREE MONTHS ENDED JUNE 30,
	2005	2004
Net Revenues:
Net product sales	$40,499	$37,355
Service revenue	8,193	8,316

Net revenues	48,692	45,671
Cost of goods sold and services provided	23,420	21,807
Gross profit	25,272	23,864

Expenses:
Selling, general and administrative	13,211	12,300
Research and development	1,923	1,868
Restructuring charge	(136)	—
Interest and other (income)/expense, net	(654)	71
Income from continuing operations before income taxes and minority interest	10,928	9,625
Provision for income taxes	3,846	3,477
Income from continuing operations before minority interest	7,082	6,148
Minority interest	191	119
Income from continuing operations	6,891	6,029
Discontinued operations, net	127	69
Net income	$7,018	$6,098

Earnings per common share:
Basic:
Income per share from continuing operations	$0.55	$0.47
Discontinued operations	0.01	0.01
Net earnings	$0.56	$0.48
Diluted:
Income per share from continuing operations	$0.54	$0.47
Discontinued operations	0.01	0.01

Net earnings	$0.55	$0.48
Basic weighted average number of shares	12,627	12,739
Diluted weighted average number of shares	12,806	12,830

VITAL SIGNS, INC.

FINANCIAL HIGHLIGHTS

STATEMENT OF INCOME

(In Thousands, Except Per Share Amounts)

(Unaudited)

	NINE MONTHS ENDED JUNE 30,
	2005	2004

Net Revenues:
Net product sales	$116,916	$111,833
Service revenue	24,502	24,323

Net revenues	141,418	136,156
Cost of goods sold and services
provided	70,023	67,040
Gross profit	71,395	69,116

Expenses:
Selling, general and administrative	37,815	37,370
Research and development	5,589	5,407
Restructuring charge	224	—
Interest and other (income)/expense, net	(1,375)	(68)
Income from continuing operations
before income taxes and minority interest	29,142	26,407
Provision for income taxes	10,242	9,367
Income from continuing operations before minority interest
	18,900	17,040
Minority interest	419	373
Income from continuing operations	18,481	16,667
Discontinued operations, net	95	(102)
Net income	$18,576	$16,565

Earnings (loss) per common share:
Basic:
Income per share from continuing operations	$1.46	$1.30
Discontinued operations	0.01	(0.01)
Net earnings	$1.47	$1.29
Diluted:
Income per share from continuing operations	$1.45	$1.29
Discontinued operations	0.00	(0.01)

Net earnings	$1.45	$1.28
Basic weighted average number of shares	12,619	12,822
Diluted weighted average number of shares	12,783	12,946

VITAL SIGNS, INC.

FINANCIAL HIGHLIGHTS

BALANCE SHEET HIGHLIGHTS:

	(In Thousands) (Unaudited) June 30,
	2005	2004

Cash and cash equivalents	$78,900	$72,530
Accounts Receivable	30,640	27,043
Inventory	17,277	19,408
Current Assets	132,115	123,435
Total Assets	$246,742	$228,941

Current Liabilities	$16,856	$15,273
Total Liabilities	16,856	15,273
Shareholders equity	$226,295	$202,222